                                                                    EXHIBIT 10.9

                      SOFTWARE LICENSE AGREEMENT--METERFLOW
                                  (SOURCE CODE)

         This Agreement is entered into this 31st day of August, 2002 (the "Effective Date") by and between Hifn, Inc., a Delaware corporation with principal offices at 750 University Avenue, Los Gatos, California 95032 ("Licensor") and Siegler Technology Development, L.L.C., a Delaware limited liability company with principal offices at 1100 East Woodfield Road, Suite 100, Schaumburg, Illinois 60173 ("Licensee").

                                    RECITALS

         WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, a non-exclusive license to incorporate Licensor's proprietary Licensed Software (as hereinafter defined) incorporating the Core Functionality (as hereinafter defined) and marketed by Licensor under the MeterFlow trade name into Licensee Products (as hereinafter defined) and to distribute the Licensed Software, in object code format only, with Licensee's Products in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement the following terms shall have the meanings set forth below:

         1.1 Authorized Location. "Authorized Location" means any location or locations of Licensee's office or offices, now or hereafter in existence from time to time.

         1.2 Core Functionality. "Core Functionality" includes without limitation the high speed traffic and application layer recognition functionality as implemented in the Licensed Software which in turn generates information relating to the existence and representation of network traffic over multiple layers as represented in the ISO/OSI model and also includes all product specifications and features as outlined in the product guide for each product offered by Licensor for the Licensed Software.

         1.3 Derivative Works. "Derivative Works" means any software programs, and copies thereof, which are developed by Licensee and which are based on or incorporate any part of the Licensed Software delivered by Licensor hereunder, including without limitation any revision, modification, translation (including compilation or recapitulation by computer), abridgment, condensation, expansion, or any other form in which the Licensed Software may be recast, transformed or adapted, and that, if prepared without Licensor's authorization, would constitute a copyright or trade secret infringement of the Licensed Software.

         1.4 Licensed Software. "Licensed Software" means Licensor's proprietary software (marketed by Licensor under the tradename MeterFlow and MeterFlow PM), as more fully described on Schedule A attached to this Agreement, including any updates, improvements or



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modifications hereinafter furnished to Licensee by Licensor in connection with the Licensed Software, whether requested by Licensee or initiated by Licensor.

         1.5 Licensee. "Licensee" means Siegler Technology Development, L.L.C. and any subsidiary, parent or other affiliated entity of Siegler Technology Development, L.L.C.

         1.6 Licensee Products. "Licensee Products" means those Licensee products which incorporate the Licensed Software and which are further described on Schedule B attached to this Agreement, as it may be amended from time to time by mutual agreement of the parties. Licensee may add products which are substantially similar or within the existing product family, to the products listed on Schedule B without Licensor's consent as long as there is no change in control of Licensee.

         1.7 Licensor Documentation. "Licensor Documentation" means all written or electronic technical documentation furnished by Licensor during the term of this Agreement that relates to the Licensed Software, including without limitation any and all algorithms, listings, flow charts, operation instructions and other documentation.

         1.8 Object Code. "Object Code" means the Licensed Software supplied by Licensor to Licensee hereunder, or Derivative Works developed by Licensee hereunder, in machine-readable, compiled object code form.

         1.9 Revenue. "Revenue" shall mean the gross amount actually received by or accrued to Licensee less sales taxes and customs duties and refunds for returns actually paid by Licensee from such amounts and bad debt written off as uncollectable (unless later collected) for (i) sale, distribution, or use of a Licensee Product; or (ii) the provision of products based in any part upon or using a Licensee Product.

         1.10 Software Upgrades. "Software Upgrades" means new versions of the Licensed Software developed by Licensor that provide substantial new functionality or performance in addition to the features provided by the version of the Licensed Software described on Schedule A.

         1.11 Source Code. "Source Code" means the computer source code for the Licensed Software supplied by Licensor to Licensee hereunder, including any updates, improvements, or modifications hereinafter furnished to Licensee by Licensor in connection with the Source Code, whether requested by Licensee or initiated by Licensor.

         1.12 Source Materials. "Source Materials" means:

                  (a) the computer source code for the Licensed Software supplied by Licensor to Licensee hereunder, including source code Modifications containing Licensor's confidential information in human perceivable form; and

                  (b) all other human perceivable or readily reverse engineered descriptions and implementations of the Core Functionality or portion thereof.



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

2.       LICENSE GRANT

         2.1 Modification License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under all of Licensor's intellectual property rights in and to the Licensed Software, a non-exclusive, non-transferable (except as provided in Section 11.1, below), worldwide license, without right to sublicense, of the Licensed Software, the Licensed Documentation, and the Source Code and the source materials, with rights to use, modify, reproduce and prepare Derivative Works of the Source Code and the Licensor Documentation solely at the Authorized Location for the purpose of creating, maintaining and enhancing the Licensee Products. The parties acknowledge and agree that the Licensed Software, in Object Code, or Derivative Works form can be embedded in products offered for sale or license (with rights to sublicense) by Licensee ("Licensee Products") and notwithstanding anything to the contrary contained in this Agreement and notwithstanding any restrictive language set forth in Section 2.2 or Section 2.3 below, Licensee shall have the express right to sell and/or license Licensee Products containing the Object Code or Derivative Works form of the Licensed Software to third parties; such activity shall:

                  (a) not be deemed to violate any restrictions contained herein with respect to sublicensing of the Object Code of the Licensed Software;

                  (b) survive the termination of this Agreement (except in the case of a Breach by Licensee under Section 8.1); and

                  (c) not create any further liability or obligations of Licensee to Licensor.

         2.2 Object Code Reproduction License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under all of Licensor's intellectual property rights in and to the Licensed Software, a non-exclusive, non-transferable (except as provided in Section 11.1 below) license to reproduce, in Object Code format only, the Licensed Software and/or Derivative Works as part of the Licensee Products. Licensee shall make no use of any copies of the Licensed Software and/or Derivative Works reproduced pursuant to this Section 2.2 except as provided by the distribution license set forth in
Section 2.3 below. Licensee shall be permitted to sublicense the reproduction rights granted under this Section 2.2 to third parties.

         2.3 Distribution License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under all of Licensor's intellectual property rights in and to the Licensed Software, a worldwide, non-exclusive, non-transferable (except as provided in Section 11.1 below) license to distribute copies, in Object Code format only, of the Licensed Software and/or Derivative Works only as incorporated into the Licensee Products. Except as expressly provided in Section 2.4 below, Licensee shall have no right to sublicense the rights granted under this Section 2.3 by Licensor. Licensee shall not distribute or market the Licensed Software and/or Derivative Works in any manner except as expressly provided in this Section 2.3.

         2.4 Sublicensing of Licensed Software by Licensee.

               2.4.1 Restrictions. Each Licensee Product shall be distributed by Licensee or its distributors with a license, which applies to the Licensed Software and/or Derivative Works and which shall contain terms that are at least as protective of Licensor's rights as are the terms set forth on Schedule C attached to this Agreement. Licensor shall provide Licensee with a copy of such license and any subsequent versions thereof for its use in licensing the Licensed Software and/or Derivative Works.

               2.4.2 Warranties & Indemnity. Licensee shall be solely responsible for, and Licensor shall have no obligation to honor, any representations or warranties that Licensee provides with respect to the Licensee Products. Licensee shall be solely responsible for, and Licensor shall have no obligation to honor, any warranties that Licensee provides to its customers with respect to the Licensed Software, Derivative Works or Licensee Products. Licensee shall defend any claim against Licensor arising in connection with any such warranties to Licensee's customers, express, implied, statutory, or otherwise, and shall pay any settlements or damages awarded to Licensor that are based on any such warranty.

               2.4.3 Infringements. Licensee agrees to use reasonable commercial efforts to enforce violations or infringements under any sublicense agreements for the Licensed Software and/or Derivative Works and to inform Licensor promptly of any known violation, infringement or breach.

         2.5 Rights in Licensee Products and Derivative Products. The Derivative Works, the Licensee Products and any enhancements or improvements created by Licensee by embedding Licensor's intellectual property rights in such Products shall constitute the sole and exclusive property of Licensee.

         2.6 Documentation. Licensee shall be responsible for preparing end-user documentation for Licensee Products that incorporate the Licensed Software and/or Derivative Works. For such purpose, Licensor hereby grants to Licensee a non-exclusive, non transferable license (except as provided in Section 11.1) to modify and create derivative works of those portions of the Licensor Documentation that are not labeled "Licensor Confidential," proprietary or by a similar term and are designated by Licensor as usable for such purpose. Appropriate credits shall be given to Licensor in such documentation.

         Licensor agrees that during the term of this Agreement it shall make available for review by Licensee and Licensee's designated representatives, subject to appropriate confidentiality agreements, if any reasonably required by Licensor, copies of all Licensor Documentation, Source Materials and Source Code.

         2.7 Proprietary Notices. Licensee agrees that each copy of the Licensed Software, Derivative Works and Documentation, and all packaging-related medium used for their distribution, shall include reproductions of the copyright notices and other proprietary legends of Licensor, in computer Object Code format or otherwise, which accompany such items. Licensee shall not remove, efface or obscure any copyright notices or other proprietary notices or legends from any Licensor materials provided hereunder.

         2.8 Ownership; Derivative Works. Licensor shall retain all right, title and interest, including all intellectual property rights, in and to the Licensed Software and Licensor Documentation. The Licensee shall own all Derivative Works created solely by the Licensee to the extent that such ownership by Licensee of the Derivative Works shall not effect, abridge, encumber, diminish, or otherwise impair the intellectual and any other property rights of Licensor in and to the Licensed Software.


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

         2.9 Upgrades and Enhancements to Source Code. If Licensee elects to obtain upgrades and enhancements to the Source Code, Licensor shall promptly provide Licensee with any upgrades, modifications, revisions or enhancements to the Source Code (the "Upgrade Services"). In such event, Licensee shall pay Licensor an annual upgrade fee equal to $15,000, payable 90 days after execution of this Agreement (the "Upgrade Fee"), and on each anniversary date of such ninetieth day thereafter. The $15,000 Upgrade Fee is the total annual fee for Upgrades hereunder and under the MeterWorks Agreement. The Upgrade Services, and Licensee's obligation to pay the Upgrade Fee, may be discontinued by Licensee at any time by written notice to Licensor.

3.       LICENSE FEES AND ROYALTIES

         As consideration for the licenses granted by Licensor to Licensee pursuant to Section 2 above, Licensee agrees to pay license fees and royalties to Licensor pursuant to the payment plan set forth on Schedule D attached to this Agreement.

4.       [INTENTIONALLY DELETED]

5.       WARRANTIES, MAINTENANCE AND UPGRADES

         5.1 Ownership Warranty. Licensor warrants that it is the owner of the Licensed Software and the Licensor Documentation and that it has the right to grant the licenses described in Section 2 above.

         5.2 Limited Warranty. Licensor warrants that for a period of one year following delivery to Licensee, the Licensed Software ("Initial Warranty Period") will perform substantially in accordance with the specifications set forth on Schedule A. Licensor does not warrant that the Licensed Software will be error-free or will operate without interruption. Licensee's exclusive remedy for breach of the warranty contained in this Section 5.2 shall be to notify Licensor of the problem in which event Licensor shall use all reasonable efforts to correct such problem. If Licensor, after reasonable efforts, is unable to remedy any material failure of the Licensed Software to perform in accordance with these specifications, Licensee may terminate this Agreement and shall have no further obligations hereunder. Licensor makes no warranty with respect to the Derivative Works.

         5.3 Maintenance. Licensor shall provide Licensee with maintenance for the Licensed Software in accordance with the terms of Schedule E attached to this Agreement (the "Maintenance Services"). The fee for the Maintenance Services shall be $15,000 per year, with the initial fee due and payable upon expiration of the Initial Warranty Period set forth in Section 5.2 and covering the period ending one year after expiration of the Initial Warranty Period. Thereafter, the Licensee may, but shall not be obligated to, continue the Maintenance Services, in its discretion, by payment of a $15,000 Maintenance Fee for each year thereafter. The $15,000 Maintenance Fee is the total annual Maintenance Fee hereunder and under the MeterWorks Agreement.

         5.4 End User Support. Licensee shall, at its own expense, be solely responsible for providing technical support and training to its customers for Licensee Products. Licensee shall be solely responsible for, and Licensor shall have no obligation to honor, any warranties that Licensee provides to its customers with respect to the Licensed Software. Licensee shall defend any claim against Licensor arising in connection with any such warranties to Licensee's customers, express, implied, statutory, or otherwise, and shall pay any settlements or damages awarded to Licensor that are based on any such warranty

         5.5 Product Functionality. Licensor warrants that for a period of one
(1) year from the receipt of the MeterFlow software (as defined in Schedule A), it shall provide the functionality and conform to the specifications set forth in the Schedules hereto. As set forth in Section 5.3, above, Licensor will support the Licensed Software in conjunction with the support and maintenance services set forth in Schedule E provided that the Licensee pays for such services after expiration of the Initial Warranty Period as outlined in Schedule E and Section 5.3 above.

         5.6 Licensor Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 5, LICENSOR HEREBY DISCLAIMS ALL WARRANTIES TO LICENSEE OR ITS CUSTOMERS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE LICENSED SOFTWARE OR DERIVATIVE WORKS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE EXPRESS LIMITED WARRANTY STATED ABOVE IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF LICENSOR FOR DAMAGES INCLUDING, BUT NOT LIMITED TO, INCIDENTAL OR CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE LICENSED SOFTWARE, DOCUMENTATION, SOURCE CODE, SOURCE MATERIALS OR DERIVATIVE WORKS.

6.       TRADEMARKS

         Licensee acknowledges that, any symbols, trademarks and service marks adopted by Licensor to identify the Licensed Software ("Trademarks") belong to Licensor and that Licensee shall have no rights in such Trademarks except as expressly set forth herein. All Licensee documentation, associated brochures, packaging and advertising shall display the MeterFlow Enabled logo. Such Trademarks shall be used in accordance with Licensor's guidelines for use of the Trademarks issued from time to time. Samples of all materials that may be distributed by Licensee displaying the Trademarks shall be submitted to Licensor upon Licensor's reasonable request to verify compliance with Licensor's guidelines for use of the Trademarks, and the Trademarks shall be used only in a form so approved by Licensor. Any good will arising out of the use of Licensor's Trademarks hereunder shall inure to the benefit of Licensor. At no time will Licensee challenge or assist others to challenge Licensor's MeterFlow to identify the Licensed Software or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those Trademarks.

7.       INTELLECTUAL PROPERTY INDEMNITY

         7.1 Indemnity. Licensor shall defend Licensee against any claim that the Licensed Software used within the scope of this Agreement infringes a United States copyright or trade secret under applicable state or federal law and shall pay any settlements entered into or damages awarded against Licensee to the extent based on such a claim, provided that (i) Licensee notifies Licensor promptly in writing of the claim; (ii) Licensor has sole control of the defense and all related settlement negotiations; (iii) Licensee provides Licensor with all necessary assistance, information, and authority to perform the above; provided that if in providing such assistance, Licensee is obligated to provide personnel to spend time beyond that normally expected with




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

respect to minor, routine inquiries, Licensee shall not be obligated to provide such assistance unless its personnel are compensated at the fully burdened cost of their employment plus reimbursement for all associated out-of-pocket expenses, with respect to all time spent in assisting Licensor with respect to the foregoing. If Licensor fulfills its defense obligations hereunder, Licensee shall defer to Licensor's forum selection for any such infringement actions.

         7.2 Exclusions. Licensor shall have no liability for any claim of infringement based on (i) use of other than the latest release of the Licensed Software if the infringement would have been avoided by use of the latest release; (ii) modification of the Licensed Software by Licensee, including any Derivative Works, if the infringement would have been avoided without such modification; or (iii) the combination or use of the Licensed Software furnished hereunder with materials not furnished by Licensor if such infringement would have been avoided by use of the Licensor materials alone; (iv)willful infringement by Licensee; or (v) use of symbols, trademarks or service marks other than as required by Licensor. To the extent that Licensee fails to mitigate damages and expenses, Licensor shall have no liability for those additional damages and expenses.

         7.3 Alternatives. In the event the Licensed Software is held to, or Licensor believes is likely to be held to, infringe a United States copyright or United States trade secret Licensor shall have the right at its sole option and expense to (i) substitute or modify the Licensed Software so that it is noninfringing; or (ii) obtain for Licensee a license to continue using the Licensed Software.

         7.4 Sole Obligation. The foregoing states the sole obligation and exclusive liability of Licensor (express, implied, statutory, or otherwise) for any infringements or claims of infringement of any patent, copyright, trademark, trade secret, or other intellectual property right.

8.       TERM AND TERMINATION

         8.1 Initial Term. This Agreement shall become effective on the Effective Date and shall remain in effect for a period of five (5) years thereafter unless the Agreement is terminated as provided below; provided, however, upon payment of the full $500,000 in royalties set forth in Schedule D, Licensee shall have fully paid up perpetual worldwide licenses to use (consistent with its use hereunder) the Licensed Software, without the right to sublicense, and to embed the Object Code in Licensee's (and its assignees') software and products, with no obligation to make further payment to Licensor, and which fully paid up license shall survive any termination of this Agreement and be binding upon Licensor, its successors and assigns. This fully paid License shall continue even if Licensee does not hereafter continue to utilize Licensor for maintenance or support. This Agreement shall be renewable for successive one-year terms in the event Licensee provides sixty (60) days' advance written notice of renewal to the Licensor prior to the end of the initial term or applicable renewal period in question. Any renewal of this Agreement shall not create liability to Licensee except with respect to its obligation to observe its covenants hereunder and to pay the applicable maintenance fee for the Licensed Software.

         8.2 Termination.

               8.2.1 Breach. If either party defaults in a payment or other material obligation under this Agreement or under the Software License Agreement, MeterWorks (Source Code) executed contemporaneously herewith (the "MeterWorks Agreement") and continues in default




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

for a period of thirty (30) days after written notice of default is given to it by the other party, the other party may terminate and cancel this Agreement and the MeterWorks Agreement, in accordance with the provisions of this Section 8, upon written notice of termination given to the defaulting party.

               8.2.2 Insolvency. Either party may terminate and cancel this Agreement and the MeterWorks Agreement immediately by notice to the other if:

               (a) the other ceases to carry on its business; or

               (b) a receiver or similar officer is appointed for the other and is not discharged within ninety (90) days; or

               (c) the other becomes insolvent, admits in writing its inability to pay debts as they mature, is adjudicated bankrupt, or makes an assignment for the benefit or its creditors or another arrangement of similar import; or

               (d) proceedings under bankruptcy or insolvency laws are commenced by or against the other and are not dismissed within (30) days.

         Notwithstanding the foregoing, neither this Agreement nor the MeterWorks Agreement may be terminated by Licensor hereunder if Licensee has fully paid the full $500,000 royalty amount.

         8.3 Effect of Termination. Upon termination of this Agreement, (i) the rights and licenses granted to Licensee pursuant to this Agreement shall terminate after expiration of a ninety (90) day run-off period, (ii) Licensee shall ship to Licensor, within ninety (90) days, all tangible items in its possession which are proprietary to Licensor and (iii) Licensee shall cease to use all intellectual property of Licensor after expiration of a ninety (90) day run-off period. Notwithstanding the above, Licensee shall have the limited, perpetual right to support all of its customers using Licensee Products, but in no event will support be construed as including the right to manufacture or sell.

         8.4 Survival. The provisions of Section 2.5 (Rights in Licensee Products and Derivative Works), Section 2.8 (Ownership; Derivative Works), 5.6 (Licensor Warranty Disclaimer), Section 7 (Intellectual Property Indemnity), 9 (Confidentiality), 10 (Limitation of Liability) and 11 (Miscellaneous) shall survive the termination or cancellation of this Agreement for any reason.

9.       CONFIDENTIALITY

         9.1 Obligations. The parties each acknowledge and agree that the Licensed Software, Source Materials and any other information provided to one party (the "Receiving Party") by the other party (the "Disclosing Party") (which other information is marked as "proprietary" or "confidential", or, if disclosed orally, is reduced to writing and similarly marked and delivered to Licensee within thirty (30) days of initial disclosure) hereunder constitutes the confidential and proprietary information of the Disclosing Party, and that Receiving Party's protection thereof is essential to this Agreement. The Receiving Party shall retain in strict confidence and not disclose to any third party (except as authorized by this Agreement) without Disclosing Party's express written consent any and all such information. Dissemination of such information to






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Receiving Party's subsidiaries or affiliates is permitted, provided that such
Receiving Party agrees to be responsible for the maintenance of such confidential information and agrees to cause its subsidiaries and affiliates to execute such form of confidentiality agreement as the other party may reasonably require consistent with the confidentiality limitations of this Section 9.1.

         9.2 Exceptions. Excluded from such confidential information is that which the Receiving Party can demonstrate: it had in its possession without confidentiality obligations prior to disclosure by Disclosing Party, is independently developed by Receiving Party by employees other than those having access to confidential information hereunder, is known or becomes known to the general public without breach of this Agreement, is received rightfully by Receiving Party and without confidential limitation from a third party.

         9.3 Source Code Protections.

               9.3.1 Source Code Protection. Subject to the term of Section 2 above, Licensee shall not under any circumstances copy, duplicate or otherwise reproduce the Source Materials in any manner except as provided in this Section
9.3. Source Materials shall not be permitted outside the Authorized Location. Licensee agrees to limit access to the Source Materials strictly to those persons who require access in order to carry out the permitted uses of such Source Materials hereunder. Each copy of the Source Materials shall be marked as the confidential and proprietary property of Licensor to which access is restricted, and shall be kept and used solely at the Licensee's secure development facilities ("Development Facility") under password protection. Licensee shall ensure that the Source Materials cannot be accessed in any insecure manner from any network, computer or similar device outside of the Development Facility. Licensee agrees to limit access to the Source Materials twenty four (24) hours a day strictly to those employees and independent contractors to whom access is reasonably necessary in order to carry out the permitted uses of the Source Materials hereunder. Licensee shall inform such employees and contractors of Licensee's obligation to maintain the confidentiality of the Source Materials and other confidential information. Licensee will use its best efforts to ensure that all such employees abide by the terms of such obligations. Licensee shall keep records of all persons who have access to the Source Materials. At Licensor's reasonable request and upon reasonable notice, Licensee agrees to provide such records to Licensor for review within a reasonable time period. In no event shall the Source Materials be used in any way, either directly or indirectly, for the development of other products or for any other purpose other than the development of Licensee Products.

               9.3.2 Independent Contractors. Licensee may employ suitable independent third party contractors to assist Licensee in modifying the Source Materials solely at the Development Facility in accordance with the license granted in Section 2.1 above. Licensee agrees to inform all such contractors who are given access to the Licensed Software, the Source Materials or other Licensor confidential information by Licensee that such materials are confidential trade secrets of Licensor and are licensed to Licensee as such. Licensee may not sublicense the Licensed Software to its third party contractors and Licensee agrees that it will inform each contractor working with or having access to Licensor's trade secret or proprietary information that, except as provided in this Agreement, Licensee is prohibited from transferring, subleasing, licensing, sublicensing, selling, assigning, distributing or giving such confidential trade secret information to anyone outside of Licensee's company without the express prior written authority of Licensor. Licensee shall be fully responsible for the conduct of any of its third party contractors who may in any way breach this Agreement.

         9.4 Notification of Security Breach. Licensee agrees to notify Licensor promptly in the event of any breach of its security under conditions in which it would appear that the trade secrets contained in the Licensed Software were prejudiced or exposed to loss. Licensee shall, upon request of Licensor, take all other reasonable steps necessary to recover any compromised trade secrets disclosed to or placed in the possession of Licensee by virtue of this Agreement. The cost of taking such steps shall be borne solely by Licensee.

         9.5 Injunctive Relief. Each party acknowledges that any breach of any of its obligations with respect to confidentiality or use of the other party's confidential information hereunder is likely to cause or threaten irreparable harm to the non-breaching party, and, accordingly, each party agrees that in the event of such breach the non-breaching party shall be entitled to equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive relief, as well as money damages.

10.      LIMITATION OF LIABILITY

         IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.      MISCELLANEOUS

         11.1 Assignment. Licensee shall not assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of Licensor which shall not be unreasonably withheld; provided, however, that Licensee may assign this Agreement without Licensor's consent in the event of a change of control of Licensee or its subsidiaries or in the event of the sale of all or substantially all of Licensee's assets. Licensor may not assign this Agreement without Licensee's prior written consent, which consent shall not be unreasonably withheld.

         11.2 Notices. All notices between the parties shall be in writing and shall be deemed to have been given if personally delivered or sent by certified or registered mail (return receipt), telecopy or facsimile to the addresses set forth as follows, or such other address as is provided by notice as set forth herein:

          IF TO LICENSOR, TO:
          Hifn, Inc.
          750 University Avenue
          Los Gatos, CA  95032
          Attention:  Thomas Moore
          Facsimile:  408-399-3501



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

          IF TO LICENSEE, TO:
          Siegler Technology Development, L.L.C.
          1100 East Woodfield Road - Suite 100
          Schaumburg, IL  60173
          Attention:  Rory Herriman
          Facsimile:  630-872-5801
          E-Mail:     rherriman@sieglercorp.com

Notices shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

         11.3 Technical Contact. Licensor shall provide upgrades and other releases (in accordance with Schedule E) to the Licensee's primary technical contact. All technical information will be delivered by mail or electronically to this technical contact. Licensee agrees to notify Licensor should such the technical contact change. The Licensee's technical contact is as follows:

          TECHNICAL CONTACT:
          Siegler Technology Development, L.L.C.
          1100 East Woodfield Road - Suite 100
          Schaumburg, IL  60173
          Attention:  Steppen Yi
          Facsimile:  630-872-5888
          E-Mail:     syi@sieglercorp.com

         11.4 Governing Law; Forum Selection. This Agreement shall be governed by the laws of the State of Illinois, without reference to its conflict of laws principles. All disputes arising out of this Agreement between the parties shall be subject to the exclusive jurisdiction and venue of the Illinois state courts of Cook County, Illinois, and the parties consent to the personal and exclusive jurisdiction of these courts. This forum selection designation shall not apply to third party infringement actions which Licensor is defending hereunder.

         11.5 Severability. Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.

         11.6 Export Regulations. Licensee understands that Licensor is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibits export or diversion of certain technical products to certain countries. Licensee warrants that it will comply in all respects with the export and re-export restrictions applicable to the technology and documentation licensed hereunder.

         11.7 Waiver. The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

         11.8 Relationship of Parties. Nothing herein shall be deemed to create any agency, joint venture, or partnership relationship between the parties. Neither party shall have the right to bind the other to any obligation, nor have the right to incur any liability on behalf of the other. Nothing contained in this Agreement shall in any way, prevent, restrict, or otherwise affect the rights or either party to enter into agreements with third parties for similar software to accomplish similar objectives.

         11.9 Press Release. Upon completion of the Agreement, Licensor may choose to issue a press release within sixty (60) days of the effective date of this agreement indicating the Licensor's licensing to Licensee of the Licensed Software. Such press release shall be subject to review and approval by both parties prior to its final release.

         11.10 Entire Agreement. This Agreement, along with the Schedules attached hereto which are incorporated herein by reference, sets forth the entire Agreement between the parties and supersedes any and all prior proposals, agreements, and representations between them, whether written or oral. This Agreement may be changed only by mutual agreement of the parties in writing.

         11.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the Effective Date.

HIFN, INC.                                       SIEGLER DEVELOPMENT TECHNOLOGY, L.L.C.

By:   /s/ Chris Kenber                           By:  /s/ Rory Herriman
      -------------------------------------           --------------------------------------
      Chris Kenber, Chief Executive Officer           Rory Herriman, Chief Executive Officer

Date: 8/30/2002                                  Date:    8/30/02
      -------------------------------------           --------------------------------------

                                   SCHEDULE A

                                METERFLOW FORMATS

         Licensor has developed a body of software which provides high speed traffic and application layer recognition of network data that in turn, generates information relating to the existence and representation of network traffic over multiple layers as represented in the International Standards Organization / Open Systems Interconnect ("ISO/OSI"). Licensor has extended the MeterFlow technology to include a series of Performance Metrics that measure the performance of protocols and applications on a network link. The traffic classification software is marketed by Licensor under the MeterFlow trade name.

         MeterFlow is available in the following forms:

         1. METERFLOW C-CODE SOURCE SDK. In addition, MeterFlow 'C' Source Code as provided to the Licensor upon execution of this Agreement supports the cumulative packets/flow and cumulative octets/flow performance statistics.

         2. METERFLOW PERFORMANCE METRICS. Only applicable to C-Code source.

NOTE: It is understood by both the Licensor and Licensee that the MeterFlow software does not stand alone. Rather, it must be incorporated into a larger body of software. Such incorporation necessarily involves the creation of new software to act as an interface between the MeterFlow software and the system into which it is being embedded. Integration of the MeterFlow software is solely the responsibility of the Licensee.

                                   SCHEDULE B

                                LICENSEE PRODUCTS

         The following is a list of products and their functionality that have been authorized for use with the Licensed Software:

Product Name                       Type of Product              Product Description
------------                       ---------------              -------------------
Distributed Management             Enterprise Systems           Appliance oriented, distributed management platform
Appliance                          Management Tool              that provides advanced Fault, Configuration,
                                                                Accounting, Performance and Security management
                                                                functionality. Product is distributed in several hardware
                                                                configurations including but not limited to, a set-top box and rack-mount appliance.


Note: The addition of any products to this list that are the result of a change in control of Licensee is strictly prohibited. Notwithstanding, Licensee has the right to add products as described in Section 1.6, Licensee Products.

                                   SCHEDULE C

                   MINIMUM TERMS OF END USER LICENSE AGREEMENT

1.       LICENSE GRANT.

         This Product incorporates Licensor's MeterFlow software and other software, ("Licensed Technology") which have been licensed to Licensor by HIFN, Inc.. Licensor grants to Licensee a nonexclusive, nontransferable sublicense to use the Licensed Technology only for Licensee's internal purposes. Licensee may not copy, decompile, reverse engineer, disassemble, or otherwise attempt to modify the Licensed Technology, including the source code of any software contained therein or any documentation accompanying the Licensed Technology. Licensee may not rent, lease, or grant sublicenses or other rights to the Licensed Technology. Licensee may not remove any proprietary notices, labels or marks incorporated in, marked on, or fixed to the Licensed Technology by Licensor or its suppliers. Licensee may not use the Licensed Technology for the development of or in conjunction with any software application intended for resale which employs the Licensed technology. Any use or attempted use of the Licensed Technology in violation of the restrictions contained in this section is a breach of the end-user agreement and will cause irreparable harm to Licensor or its suppliers entitling Licensor or its suppliers to injunctive relief in addition to all legal remedies.

2.       PROPRIETARY RIGHTS.

         This license is not a sale. Title and all intellectual property rights to the Licensed Technology and any accompanying documentation shall remain with Licensor or its suppliers.

3.       LIMITED WARRANTY AND DISCLAIMER.

         The Licensed Technology is licensed to Licensee "AS IS" and LICENSOR AND ITS SUPPLIERS MAKE AND LICENSEE RECEIVES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND LICENSOR AND ITS SUPPLIERS SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. Licensor does not warrant that the Licensed Technology will meet Licensee's requirements or that the operation of the Licensed Technology will be uninterrupted or error free.

         SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES SO THE ABOVE EXCLUSIONS MAY NOT APPLY TO LICENSEE. THIS WARRANTY GIVES LICENSEE SPECIFIC LEGAL RIGHTS. LICENSEE MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE.

4.       LIMITATION OF LIABILITY.

         IN NO EVENT SHALL LICENSOR OR ITS SUPPLIERS BE LIABLE FOR ANY DAMAGES, INCLUDING COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT.

5.       EXPORT RESTRICTION.

         Licensee agrees not to export or reexport the Licensed Technology in any form without the appropriate United States and foreign government licenses. Licensee's failure to comply with this provision is a material breach of the end-user agreement.

6.       THIRD PARTY BENEFICIARY.

         Licensee is notified that HIFN, Inc., a California corporation with principal offices at 6330 San Ignacio Avenue, San Jose, California ("Licensor"), is a third party beneficiary to the end-user agreement. The provisions of the end-user agreement are made expressly for the benefit of Licensor and are enforceable by Licensor in addition to Licensor.

                                   SCHEDULE D

                        LICENSE FEE AND ROYALTY PAYMENTS


A.       License Fees and Payment Schedule.

         Licensee shall pay Licensor the license fee per the schedule below.

        PRODUCT DESCRIPTION                                     AMOUNT
        -------------------                                     ------
        MeterFlow C-Code Source SDK and MeterFlow
        Performance Metrics for C-Code:                         $300,000
        MeterWorks Source Code for all
        RMON and RMON2 groups (does not include an
        SNMP agent):

        PAYMENT SCHEDULE
        ----------------
        First payment due prior to delivery of MeterFlow
            and MeterWorks source code (no later than           $200,000
             August 31, 2002):
        Second payment of License fee due on or
            before December 13, 2002:                           $100,000

B.       Royalties

         A royalty will be paid for each Licensee device that includes an implementation of the MeterFlow Object Code: $42 each.

C.       Royalty Schedule

         Royalties will be considered paid in full once cumulative royalty payments for MeterWorks. MeterFlow and MeterFlow PM total: $500,000, inclusive of any royalty payments per Section B immediately above or with respect to any royalty payments made by Licensee or its successor in interest pursuant to Licensee's MeterWorks license agreement with Licensor executed of even date herewith; in no event shall Licensee be obligated to pay royalties in excess of $500,000 cumulatively with respect to the Licensee Products; after payment of said $500,000 all Licensee Products shall be deemed fully paid up.

         The following minimum annual royalty payments, payable quarterly at the beginning of each quarter following first customer shipment will apply:

                                                         ANNUAL AMOUNT    QUARTERLY PAYMENT
                                                         -------------    -----------------
         1st year minimum payment:                       $      50,000     $      12,500
         2nd year minimum payment:                              75,000            18,750
         3rd year minimum payment:                             100,000            25,000
         4th year minimum payment:                             125,000            31,250
         5th year minimum payment:                             150,000     $      37,500
                                                         -------------     -------------
                                         TOTAL:          $     500,000
                                                         =============

D.       General Terms

         1. Payments and Accounting. With respect to the royalties set forth herein, Licensee shall keep complete and accurate records. These records shall be retained for a period of three (3) years from the date of payment, notwithstanding the expiration or other termination of this Agreement. Licensee agrees to permit its directly related financial records and accounts to be examined, not more than once a year, during normal business hours, to verify the amount of royalties payable to Licensor under this Agreement. Prompt adjustment shall be made by Licensee to Licensor corresponding to the net amount of any underpayment of royalties due hereunder. If such examination reveals an underpayment of more than five percent (5%), then Licensee shall promptly reimburse Licensor for the cost of the examination and for any amounts underpaid. Until full payment of the aggregate $500,000 royalty amount, the actual annual royalty payment shall be the greater of the total royalties generated from licenses or the minimum annual commitment.

         2. Reports and Payment Terms. Within thirty (30) days after the beginning of each quarter following first customer shipment during the term of this Agreement, Licensee shall furnish to Licensor a statement in suitable form showing all products subject to royalties hereunder which were sold, leased, licensed, transferred or otherwise disposed of during such fiscal quarter, and the amount of royalties payable thereon. If no products are subject to royalties, then that fact shall be shown on such statement. Notwithstanding the minimum royalty payments described in the schedule above will be paid within 30 days after the beginning of each quarter following the first customer shipment. This first quarter is estimated to be the second quarter of calendar year 2003.

         3. Withholding Taxes. All payments by Licensee shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to Licensor shall be the sole responsibility of Licensee. Licensee shall provide Licensor with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Manufacturer to establish that such taxes have been paid.

                                   SCHEDULE E

                        MAINTENANCE AND SOFTWARE UPGRADES

         1. Licensor shall provide Licensee with error corrections and maintenance releases for the Licensed Software which are released from time to time to Licensor's other similarly situated Licensed Software Licensees for an annual fee amounting to $15,000. These fees are the same fees described in
Section 5.3 of the Agreement. This $15,000 fee covers both MeterFlow and MeterWorks. The total annual payment under this Agreement and the MeterWorks Agreement shall be $15,000.

         2. Licensor shall make Software Upgrades and Enhancements available to Licensee for an additional annual fee of $15,000. These fees are the same fees described in Section 2.9 of the Agreement. The total annual payment under this Agreement and the MeterWorks Agreement shall be $15,000.

         3. Should Licensee at anytime choose to discontinue Maintenance or Upgrade Services, it may do so upon notice to Licensor.

         4. Extended Maintenance Services

               4.1. Hours of Service. Licensor will provide Maintenance and Support Service between the hours of 0830 to 1730 Pacific Time, Monday through Friday, excluding scheduled Holidays.

               4.2. Problem Class Priorities.

                  4.2.1. "Class I Priority" means a problem which stops the end user's production, results in lost or destroyed data, renders the Product Software or end user system unusable, causes a software feature failure that cannot be avoided by alternate methods or which otherwise causes a shutdown of the essential operations which are dependent on the Product Software.

                  4.2.2. "Class II Priority" means a problem which requires a reset of product and may cause serious shutdown of some of the operations, which are dependent on the Product Software. The fix of the problem is very cumbersome and may involve some reprogramming.

                  4.2.3. "Class III Priority" means a problem which causes only minor inconvenience to the end user including, but not limited to, misspelled error messages and documentation errors.

                  4.2.4. "Class IV Priority" means a request for information or clarification on any aspect of the Product(s).

                  4.2.5. Prompt Response. (i) To acknowledge reported Problems and to respond such that through Licensor's best good faith efforts a Problem is either corrected, or a reasonable work-around is implemented, or a plan to resolve is presented and mutually agreed upon; according to the following criteria:




                                             Priority Acknowledgment Response
                ------------------------------------------------------------------------------------
                Class                   Time Frame                             Time Frame
                -----                   ----------                             ----------
                I                       Immediate                              One Day
                II                      One Business Day                       Three Business Days
                III                     One Business Day                       Five Business Days
                IV                      One Business Day                       Ten Business Days

         5. Support of Releases. Licensor will provide the Licensee with a period of support for the current prior release of the Licensed Software for one-hundred-eighty (180) days from the date of release; and for the current release, one (1) year from the date of release.

                  5.1. Product Discontinuance. Licensor will provide the Licensee with sixty (60) to ninety (90) days notice prior to the discontinuance of the Licensed Software as a product offering. Discontinuance of the Licensed Software as a product will in no way change the terms of this Agreement.

                  5.2. On-Site Support. Licensor will go to Licensee's end customer's site at Licensees request in order to resolve Class I or Class II Priority Problems if the problem cannot be reproduced by Licensor or Licensee. Licensee will pay Licensor a per-hour on-site support payment plus reasonable expenses.

                                   SCHEDULE F

                               AUTHORIZED LOCATION

         Licensee's primary office location is 1100 E. Woodfield Road, Schaumburg, Illinois 60173. This site shall serve as the Authorized Location for development utilizing the Licensed Software.



                                      G-1